Exhibit 99.1

Contact:	Scott J. Bowman
Senior Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT PROVIDES BUSINESS UPDATE
AND ANNOUNCES FOURTH QUARTER CONFERENCE CALL

•	Comparable Store Sales Increase 1.6% in Fourth Quarter
•	Estimated Impacts Provided for Tax Reform, Sale of Team Division, and 53rd Week on Fiscal 2019 Revenue Comparisons

BIRMINGHAM, Ala. (February 26, 2018) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), an athletic specialty retailer, today provided the following business updates:

Preliminary Unaudited Fourth Quarter Results
The fourth quarter and Fiscal 2018 ended on February 3, 2018, with the fourth quarter including 14 weeks of results and Fiscal 2018 including 53 weeks of results.  Net sales for the 14-week period ended February 3, 2018, increased 8.0% to $266.7 million (including $13.5 million for the 53rd week) compared with $246.9 million for the 13-week period ended January 28, 2017.  Comparable store sales increased 1.6%.  E-commerce sales represented 7.6% of total sales for the fourth quarter.

Based on preliminary fourth quarter results, earnings per diluted share for the 14-week period ended February 3, 2018, are expected to be in the range of $0.47 to $0.51 compared with $0.54 reported for the 13-week period ended January 28, 2017.  This range includes an estimated gain on the sale of the Company's Team Division of $0.07 per diluted share.  The effect of tax reform is not expected to have a significant impact in the fourth quarter.

Jeff Rosenthal, President and Chief Executive Officer, stated, "Results exceeded expectations for the quarter, driven by strength in branded apparel and footwear, and continued acceleration in our e-commerce business.  As expected, the holiday season was very promotional, and we continued to take markdowns to reduce aged inventory.  This resulted in continued gross margin pressure for the quarter, but allowed us to finish the year in a much better inventory position.  Further details about sales trends and our future outlook will be discussed when we report fourth quarter results on March 16, 2018."

Preliminary Fiscal 2019 Outlook
The Company is providing preliminary guidance for Fiscal 2019 regarding tax reform legislation, the sale the Company's Team Division, and the effect of the 53rd week on revenue comparisons.

Tax Reform
As a result of recent tax reform changes, the Company's federal tax rate was reduced from 35% to 21% starting in January 2018.  Although the legislation included other changes, this element will represent the most significant impact for the Company going forward.  For Fiscal 2019, the Company expects to reallocate approximately $3.0 million to $4.0 million of the tax savings into SG&A spending to benefit our team members and to enable continued investments in our omni-channel capability.  The remainder will directly benefit net income.

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Sale of Team Division
Due to the sale of the Company's Team Division in Fiscal 2018, the following effects will be realized in Fiscal 2019:
•	Revenue will be negatively impacted by $7.6 million. The effect on earnings per diluted share is not expected to be material.
•
The limited impact on earnings is a result of a decrease in annual earnings of approximately $0.02 to $0.03 per diluted share due to the loss in revenue, offset by an expected gain when final deal contingencies are satisfied in the first quarter of Fiscal 2019.

Effect of 53rd Week on Revenue Comparisons
Due to the 53rd week in Fiscal 2018, each quarter in Fiscal 2019 starts one week later than the same quarter in Fiscal 2018.  Due to this shift, revenue comparisons versus the prior year will be affected, most notably in the second and third quarters due to the timing of back-to-school sales.  Second quarter will gain a week of back-to-school sales, and third quarter will lose a week of back-to-school sales.  The chart below presents comparable store sales and net sales for Fiscal 2018 sales as originally reported, and adjusted to reflect the Fiscal 2019 calendar:

	FISCAL 2018
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Comparable store sales increase (originally reported)	(4.9%)	(11.7%)	(1.3%)	1.6%	(3.8%)
Comparable store sales increase (adjusted for week shift)	(4.8%)	(11.0%)	0.3%	1.0%	(3.6%)
Impact of week shift	0.1%	0.7%	1.6%	(0.6%)	0.2%

	FISCAL 2018
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Net Sales (originally reported)	$275.7	$188.0	$237.8	$266.7	$968.2
Net Sales (adjusted for week shift)	$275.2	$206.0	$220.6	$265.8	$967.6
Impact of week shift	($0.5)	$18.0	($17.2)	($0.9)	($0.6)

For Fiscal 2019, references to comparable store sales will reflect comparisons against the same period in the prior year as adjusted above, while total net sales will be compared against originally reported sales in the prior year.

Investor Conference Call and Simulcast
Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, March 16, 2018, to discuss fourth quarter and Fiscal 2018 results.  The number to call for the live interactive teleconference is (212) 231-2906.  A replay of the conference call will be available until March 23, 2018, by dialing (402) 977-9140 and entering the passcode, 21880865.

The Company will also provide an online Web simulcast and rebroadcast of its fourth quarter and Fiscal 2018 conference call.  The live broadcast of Hibbett's quarterly conference call will be available online at www.hibbett.com under Investor Relations on March 16, 2018, beginning at 10:00 a.m. ET.  The online replay will follow shortly after the call and be available for replay for 30 days.

Hibbett Sports, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with more than 1,000 stores, primarily located in small and mid-sized communities across the country.  Founded in 1945, Hibbett stores have a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Under Armour and Adidas.  Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store by visiting www.Hibbett.com.  Follow us @HibbettSports.

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A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding preliminary financial results, the effect on comparable sales comparisons in Fiscal 2019 resulting from the 53rd week in Fiscal 2018, the effect of recent tax reform changes and the residual impact in Fiscal 2019 of the sale of the Hibbett Team Division.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 28, 2017, and in our Quarterly Reports on Form 10-Q filed on June 2, 2017, September 5, 2017 and December 4, 2017. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

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